Exhibit 99.1

Hudson Executive Investment Corp. Announces Filing of Definitive Proxy Statement and Sets June 17, 2021 for Special Meeting of Stockholders to Vote on Talkspace Merger

•	Special Meeting of HEIC shareholders to approve proposed business combination with Talkspace to be held on June 17, 2021 at 8:30 a.m. ET

•	Shareholders as of the close of business on May 19, 2021 should vote their shares, no matter how many shares they own

•	For assistance voting your shares, please contact Morrow Sodali LLC, HEIC’s proxy solicitor, for help, toll-free at (877) 787-9239 or via email at HEC.info@investor.morrowsodali.com

•	HEIC Recommends All Stockholders Vote “FOR” ALL Proposals at the Special Meeting

New York, June 1, 2021 – Hudson Executive Investment Corp. (“HEIC”) (NASDAQ: HECCU, HEC, HECCW), a special purpose acquisition company, announced today that it has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) and established May 19, 2021 as the record date (the “Record Date”) for its special meeting of stockholders (the “Special Meeting”) to be held to, among other things, approve the proposed business combination (the “Business Combination”) between HEIC and Groop Internet Platform, Inc. (d/b/a “Talkspace”).

The Special Meeting will be held virtually via live webcast at 8:30 a.m. Eastern Time on June 17, 2021, and can be accessed by visiting https://www.cstproxy.com/hudsoninvestcorp/sm2021. The proxy statement is available in the Investor Resources section of HEIC’s website as well as on www.sec.gov. Stockholders of record as of the close of business on the Record Date will be entitled to vote their shares at the Special Meeting.

Holders of HEIC’s common stock as of the Record Date are entitled to vote at the Special Meeting. The HEIC Board of Directors unanimously recommends that stockholders vote “FOR” the Business Combination with Talkspace as well as the other proposals set forth in the proxy statement.

The proposed Business Combination is expected to be consummated after receipt of the required approvals by the stockholders of HEIC and the satisfaction or waiver of certain other conditions. Upon closing, the combined company will remain listed on NASDAQ with its common stock and warrants trading under the new ticker symbols, “TALK” and “TALKW “, respectively.

About Talkspace

Talkspace is a leading virtual behavior healthcare company enabled by a purpose-built technology platform. As a digital healthcare company, all care is delivered through an easy-to-use and fully encrypted web and mobile platform, consistent with HIPAA and other state regulatory requirements.

Today, the need for care feels more urgent than ever, and when seeking treatment, whether it’s psychiatric, adolescent, or couples therapy, Talkspace offers treatment options for almost every need. With Talkspace, members can send their dedicated therapists text, video, and voice messages anytime, from anywhere, and engage in live video sessions. As of May 2021, over 2 million people have used Talkspace, and over 55 million lives were covered for Talkspace through insurance and employee assistance programs or other network behavioral health paid benefit programs.

About Hudson Executive Investment Corp.

Hudson Executive Investment Corp. is a Special Purpose Acquisition Company formed by Hudson Executive Capital LP (HEC), Douglas L. Braunstein, and Douglas G. Bergeron. Mr. Braunstein is founder and co-managing partner of HEC and the former CFO and Vice Chairman of JP Morgan. Mr. Bergeron is co-managing partner of HEC and the former Chairman and CEO of VeriFone, Inc. For more information, visit: https://hudsoninvestcorp.com/. HEIC’s securities are traded on the Nasdaq Capital Market under the ticker symbols HECCU, HEC and HECCW.

Contacts

Investors or security holders may contact Morrow Sodali LLC, HEIC’s proxy solicitor, for help, toll-free at (877) 787-9239 or via email at HEC.info@investor.morrowsodali.com.

Voting online or by telephone are the easiest ways to vote in the upcoming election.

To vote online (highly recommended): Follow the instructions provided by your broker, bank or other nominee on the Voting Instruction Form (“VIF”). This form was mailed to the address on record with your broker and also emailed if you elected electronic notification. You will need your voting control number which is included on the VIF to vote online.

To vote by telephone: Follow the instructions provided by your broker, bank or other nominee on the VIF mailed (or emailed) to you. You will need your voting control number which is included on the VIF to vote via automated telephone service.

For assistance with voting your shares, please contact Morrow Sodali LLC.

For Media:

SKDK

John Kim

310-997-5963

jkim@skdknick.com

For Investors:

Westwicke, an ICR Company

Bob East / Jordan Kohnstam

443-213-0500

TalkspaceIR@westwicke.com

Additional Information and Where to Find It

This press release relates to a proposed transaction between Talkspace and HEIC. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. HEIC has filed a registration statement on Form S-4 with the SEC, which includes a document that serves as a prospectus and proxy statement of HEIC, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all HEIC shareholders. HEIC also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of HEIC are urged to read the registration statement and the related proxy statement/prospectus (including all amendments and supplements thereto) and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by HEIC through the website maintained by the SEC at www.sec.gov.

The documents filed by HEIC with the SEC also may be obtained free of charge at HEIC’s website at https://hudsoninvestcorp.com/investors or upon written request to Hudson Executive Investment Corp., 570 Lexington Avenue, 35th Floor, New York, NY 10022.

Participants in Solicitation

HEIC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from HEIC’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination is contained in the proxy statement/prospectus. You may obtain free copies of these documents as described in the preceding paragraph.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Talkspace and HEIC, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, the services offered by Talkspace and the markets in which it operates, and future financial condition and performance of Talkspace and expected financial impacts of the transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the transaction, the PIPE transaction, and the level of redemptions of HEIC’s public shareholders. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of HEIC’s securities, (ii) the risk that the transaction may not be completed by HEIC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by HEIC, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the shareholders of HEIC, the satisfaction of the minimum trust account amount following redemptions by HEIC’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the Business Combination, (v) the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transaction on Talkspace’s business relationships, performance, and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of Talkspace, (viii) the outcome of any legal proceedings that may be instituted against Talkspace or against HEIC related to the merger agreement or the proposed transaction, (ix) the ability to maintain the listing of HEIC’s securities on The Nasdaq Stock Market, (x) the risk that the price of HEIC’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which HEIC plans to operate, variations in performance across competitors, changes in laws and regulations affecting HEIC’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed Business Combination, and identify and realize additional opportunities, and (xii) the risk of downturns in the highly competitive telehealth and teletherapy markets. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of HEIC’s Registration Statement on Form S-4 discussed above and other documents filed by HEIC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Talkspace and HEIC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Talkspace nor HEIC gives any assurance that either Talkspace or HEIC will achieve its expectations.